Exhibit 99.1

Contact: Laurence P. Birch

Senior Vice President & Chief Financial Officer
847-229-2222

AKSYS, LTD. RECEIVES NASDAQ NOTIFICATION

Lincolnshire, IL – November 18, 2005 – Aksys®, Ltd. (NASDAQ: AKSY), a pioneer in innovative dialysis systems, announced that it received notice from The NASDAQ Stock Market (“NASDAQ”) that it is reviewing the Company’s eligibility for continued listing on the NASDAQ National Market because the Company currently fails to satisfy the NASDAQ National Market’s maintenance standards for continued listing.  To be listed on the NASDAQ National Market the Company must satisfy either Marketplace Rule 4450(a), Maintenance Standard 1 or Marketplace Rule 4450(b), Maintenance Standard 2.

Aksys, Ltd. President and CEO Bill Dow commented, “We will be working closely with the NASDAQ to facilitate their review of the Company’s listing eligibility. We are also exploring a variety of options to address this situation.”

In its November 14, 2005 letter, the NASDAQ indicated that the Company does not currently meet the requirements set forth in Maintenance Standard 1.  The notice specified that the Company fails to comply with the minimum $10 million of stockholders’ equity required by Maintenance Standard 1. Also, if the price of the Company’s listed shares remains below $1.00 per share for a 30 day period, the Company will fail to comply with the NASDAQ’s minimum bid requirement. In addition, the Company does not currently meet the alternative requirements of Maintenance Standard 2 relating to market value of listed security (and related assets and revenue tests), market value of publicly held shares and bid price.

Accordingly, the NASDAQ has requested that on or before November 30, 2005, that the Company submit a plan to achieve and sustain compliance with all NASDAQ National Market listing requirements.

The Company intends to submit to the NASDAQ a plan of compliance by November 30, 2005. If the staff of the NASDAQ determines that the Company has not presented a definitive plan to achieve compliance in the short term and sustain compliance in the long term, it will provide written notification that the Company’s common stock will be delisted.

About Aksys, Ltd.

Aksys, Ltd. produces hemodialysis products, providing services for patients suffering from kidney failure. The Company’s lead product, the PHD® System, is a currently available, advanced technology hemodialysis system designed to improve clinical outcomes of patients and reduce mortality, morbidity and the associated high cost of patient care.  Aksys was the 2005 recipient of the Frost & Sullivan Medical Device Medical Devices Award. In selecting Aksys for the award, Frost & Sullivan named the Aksys Personal PHD System the “Enabling Technology of the Year.”  Further information is available on Aksys’ website: www.aksys.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Our actual results could differ materially from the results identified or implied in any forward-looking statement. These statements are based on our views as of the date they are made with respect to future results or events. Factors that could cause such a difference include, but are not limited to, the following: (i) uncertainty about the acceptance of the PHD System by both potential users and purchasers, including without limitation, patients, clinics and other health care providers; (ii) risks related to uncertain unit pricing and product cost, which may not be at levels that permit the Company to be profitable; (iii) risks related to quality control issues and consistency of service applicable to the PHD System; (iv) market, regulatory reimbursement and competitive conditions; (v) risks related to the failure to meet additional development and manufacturing milestones for the current or next-generation PHD System on a timely basis, including, without limitation, manufacturing and servicing cost reduction efforts; (vi) our ability to obtain sufficient capital on acceptable terms to run our business; (vii) risks inherent in relying on third parties to manufacture the current PHD System or develop the next-generation PHD System; (viii) changes in QSR requirements; and (ix) risks related to the disposition of our common stock by Durus Life Sciences Master Fund Ltd. and its affiliates. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results or events expressed or implied therein will not be realized.

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